UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2025

Metagenomi, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41949	81-3909017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5959 Horton Street 7th Floor
Emeryville, California		94608
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 871-4880

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MGX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2025 (the “Effective Date”), Metagenomi, Inc. (the “Company”) entered into a Non-Exclusive License Agreement (the “Acuitas License Agreement”) with Acuitas Therapeutics, Inc. (“Acuitas”) pursuant to which Acuitas granted the Company a non-exclusive license to certain Acuitas lipid nanoparticle (“LNP”) technology, including LNP patents, formulation processes, and analytical characterization methods for manufacturing products that incorporate the Company's proprietary genome editing constructs formulated with Acuitas LNP technology, to research, develop, sell, and commercialize certain licensed products in connection with a single target as further set forth in the Acuitas License Agreement.

Under the Acuitas License Agreement, the Company will pay to Acuitas (i) a license maintenance fee in the low seven figures, payable on the one year anniversary of the Effective Date and each twelve month anniversary thereafter until such time as the first patient is dosed in a Phase 1 study for a licensed product under the Acuitas License Agreement; (ii) milestone payments in the low to mid seven figures upon certain regulatory and commercialization milestones; and (iii) royalties in the low mid-single digit percentage of net sales.

The Acuitas License Agreement will remain in effect on a licensed product-by-licensed product and country-by-country basis until there are no outstanding royalty payments owed to Acuitas. Further, the Acuitas License Agreement may be terminated by either party for material breach or upon a party’s insolvency or bankruptcy, and Acuitas may immediately terminate in specified situations. Upon 30 days written notice, the Company has the right to terminate the Acuitas License Agreement at its discretion.

The Acuitas License Agreement also includes customary representations and warranties, covenants and indemnification obligations.

The foregoing summary of the terms of the Acuitas License Agreement is qualified in its entirety by reference to the full text of the Acuitas License Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

Item 1.02 Termination of a Material Definitive Agreement.

On September 30, 2025 (the “Termination Date”), the Company delivered to Affini-T Therapeutics, Inc. (“Affini-T”) a notice to terminate the Development, Option and License Agreement dated June 14, 2022 (the “Affini-T License Agreement”) by and between the Company and Affini-T (the “Termination”), effective immediately, due to Affini-T’s making of an assignment for the benefit of creditors, as permitted pursuant to Section 12.2.3 of the Affini-T License Agreement.

Under the Affini-T License Agreement, the Company and Affini-T agreed to identify, develop, or optimize certain reagents using the Company’s proprietary technology for Affini-T to use such reagents to develop and commercialize gene edited T-cell receptor (“TCR”)-based therapeutic products exclusively in the field of treatment, prevention or diagnosis of any human cancer using products with any engineered primary TCR alpha/beta T cells and non-exclusively in the field of treatment, prevention or diagnosis of any human cancer using products with certain other engineered immune cells worldwide. As a result of the Termination, the Company regained (i) full control over all intellectual property rights it had licensed to Affini-T for developing TCR-based therapeutic products that were subject to the Affini-T License Agreement; (ii) the right to freely operate in areas where it was previously restricted pursuant to the Affini-T License Agreement; and (iii) full control over the manufacture and supply of its proprietary reagents.

Effective as of the Termination Date, the Affini-T License Agreement was terminated in its entirety and the rights and licenses granted thereunder terminated in all respects. Following the Termination Date, the Company will not be entitled to receive any future payments from Affini-T pursuant to the Affini-T License Agreement.

The foregoing summary of the Affini-T License Agreement is qualified in its entirety by reference to the full text of the Affini-T License Agreement, which was filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1, filed on January 5, 2024 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metagenomi, Inc.

Date:	October 1, 2025	By:	/s/ Brian C. Thomas
Brian C. Thomas, Ph.D. Chief Executive Officer